                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]
                  Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ]      Definitive Proxy Statement

[X]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

[ ]      Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))



                                 NOVACARE, INC.
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________

     Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.
________________________________________________________________________________
         1) Title of each class of securities to which transaction applies:

________________________________________________________________________________
         2)       Aggregate number of securities to which transaction applies:

________________________________________________________________________________
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________
         4)       Proposed maximum aggregate value of transaction:

________________________________________________________________________________
         5)       Total fee paid:

________________________________________________________________________________


[X]      Fee paid previously with preliminary materials.

________________________________________________________________________________
[ ]      Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

________________________________________________________________________________
         1)       Amount Previously Paid:


________________________________________________________________________________
         2)       Form, Schedule or Registration Statement No.:


________________________________________________________________________________
         3)       Filing party:


________________________________________________________________________________
         4)       Date Filed:

                                [NOVACARE LOGO]

                             1016 WEST NINTH AVENUE
                      KING OF PRUSSIA, PENNSYLVANIA 19406

                                                              September 10, 1999

Dear Stockholder:

     We previously sent you a Proxy Statement dated August 13, 1999 (the "Proxy Statement"), relating to a Special Meeting of Stockholders of NovaCare, Inc. (the "Company") to be held at the Valley Forge Radisson Hotel (formerly operated as the Sheraton Valley Forge Hotel), 1160 First Avenue, King of Prussia, Pennsylvania 19406, on September 21, 1999 at 10:00 a.m., local time.

     There is enclosed herewith for your information a Supplement dated September 10, 1999 to the Company's Proxy Statement which contains important current information concerning the sale of the Company's interest in NovaCare Employee Services, Inc. ("NCES").

     As previously described in the Proxy Statement under "Proposal 2. Approval of the NCES Sale," the Company is seeking stockholder approval at the Special Meeting for the sale of its interest in NCES (the "NCES Sale"). At the time the Proxy Statement was mailed to stockholders, no definitive agreement with a purchaser had been entered into concerning the NCES Sale. On September 8, 1999, NCES entered into an Agreement and Plan of Merger, pursuant to which Plato Holdings, Inc., a Delaware corporation, proposes to make a cash tender offer for all of the outstanding shares of NCES for $2.50 per share. Consummation of the transaction is subject to, among other things, approval of Proposal 2 at the Special Meeting by the Company's stockholders. Information concerning the proposed transaction is set forth in the accompanying Supplement. You should study the information included in the Supplement in connection with your review of the Company's Proxy Statement relating to the Special Meeting.

     IT IS IMPORTANT TO NOTE THAT WE ARE SENDING THE ENCLOSED MATERIALS REGARDING THIS PROPOSED TRANSACTION FOR YOUR INFORMATION ONLY; THE COMPANY IS NOT ASKING ITS STOCKHOLDERS TO VOTE TO APPROVE THE SPECIFICS OF THE TRANSACTION. PROPOSAL 2, AS SET FORTH IN THE PROXY STATEMENT, SEEKS STOCKHOLDER APPROVAL OF ANY SALE OF THE COMPANY'S INTEREST IN NCES WHICH MEETS CERTAIN CONDITIONS, I.E., THE RECEIPT BY THE COMPANY OF A MINIMUM SALES PRICE AND RECEIPT OF A FAIRNESS OPINION FROM A FINANCIAL ADVISOR WITH RESPECT TO THE CONSIDERATION TO BE RECEIVED BY THE COMPANY IN SUCH A SALE. THE PROPOSED TRANSACTION DESCRIBED IN THE ACCOMPANYING SUPPLEMENT MEETS THOSE CONDITIONS.

     ALSO ENCLOSED ARE A FORM OF PROXY AND A RETURN ENVELOPE. IF YOU HAVE NOT YET SUBMITTED YOUR SIGNED PROXY, PLEASE VOTE, DATE, SIGN AND RETURN EITHER THE ENCLOSED PROXY OR THE PROXY PREVIOUSLY DELIVERED TO YOU WITH THE PROXY STATEMENT. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE SPECIAL MEETING.

                                          Sincerely,

                                          /s/ John H. Foster
                                          John H. Foster
                                          Chairman of the Board of Directors

                                [NOVACARE LOGO]

                         SUPPLEMENT TO PROXY STATEMENT

                           -------------------------
                        SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD SEPTEMBER 21, 1999
                           -------------------------

                                                   King of Prussia, Pennsylvania
                                                              September 10, 1999

To the Holders of Common Stock
  of NOVACARE, INC.

     This Supplement to Proxy Statement is provided in connection with the solicitation of Proxies on behalf of the Board of Directors of NovaCare, Inc. (the "Company" or "NovaCare") for use at the Special Meeting of Stockholders (the "Special Meeting") to be held on September 21, 1999, and at any adjournment or adjournments thereof, for the purposes set forth in the previously delivered Notice of Special Meeting of Stockholders.

     THIS SUPPLEMENT TO PROXY STATEMENT SUPPLEMENTS THE COMPANY'S PROXY STATEMENT DATED AUGUST 13, 1999 (THE "PROXY STATEMENT") AND SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

                              THE NCES TRANSACTION

GENERAL

     As previously described in the Proxy Statement under "Proposal 2. Approval of the NCES Sale," the Company is seeking stockholder approval at the Special Meeting for the sale of its interest in NCES (the "NCES Sale"). At the time the Proxy Statement was mailed to stockholders, no definitive agreement with a purchaser had been entered into concerning the NCES Sale.

     On August 5, 1999, as described in the Proxy Statement, the Board of Directors of the Company unanimously approved the NCES Sale subject to the conditions that (i) the sale price for the Company's interest in NCES is a minimum of $2.50 per share, or an aggregate of $48.5 million, and (ii) the Company's Board of Directors shall have obtained an opinion from a financial advisor to the effect that, as of the date of such opinion, the consideration to be received by the Company for the sale of its interest in NCES is fair, from a financial point of view, to the Company.

     NCES has entered into an Agreement and Plan of Merger dated as of September 8, 1999 (the "NCES Merger Agreement") with Plato Holdings, Inc., a Delaware corporation ("Acquiror"), and New Plato Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Acquiror ("Merger Sub"), pursuant to which Merger Sub will commence a cash tender offer (the "NCES Offer") to acquire any and all shares of the issued and outstanding common stock, $.01 par value ("NCES Common Stock" or "NCES Shares"), for $2.50 per share, net to the seller in cash (the "NCES Offer Price"). Acquiror is a newly formed Delaware corporation whose beneficial owners are AFLAC Incorporated, Patricof & Co. Ventures, Inc. and Fidelity Ventures Limited. Subsequent to Acquiror or Merger Sub accepting for payment and paying for that number of NCES Shares which, when added to any NCES Shares owned beneficially by Acquiror or Merger Sub, would constitute a majority of the NCES Shares outstanding on a fully diluted basis (the "Minimum Condition"), in accordance with applicable law and subject to the terms and conditions of the NCES Merger Agreement, Merger Sub will merge (the "NCES Merger," and together with the NCES Offer, the "NCES Transaction") with and into NCES, with NCES becoming a wholly owned subsidiary of Acquiror. Upon the consummation of the NCES Merger, each share of NCES Common Stock outstanding immediately prior to the NCES Merger (other than shares owned by Acquiror or Merger Sub) will be converted into the right to receive the NCES Offer Price. See "Certain Provisions of the Agreements with Acquiror" below for a description of the NCES Merger Agreement.

     In connection with the NCES Merger Agreement, the Company has entered into a Stockholder Agreement pursuant to which the Company has agreed, subject to NovaCare stockholder approval of Proposal 2 at the Special Meeting, (i) to tender to Acquiror the NCES Shares held by NovaCare in the NCES Offer and (ii) to appoint Acquiror to act as its proxy in respect of all NCES Shares owned by it in order to vote all shares of NCES Common Stock held by it in favor of the NCES Merger and against any Alternative Proposal (as hereinafter defined). See "Certain Provisions of the Agreements with Acquiror" below.

     The NCES Sale requires the approval of the NovaCare stockholders and the sale of NCES may require the approval of the NCES stockholders. NovaCare owns approximately 64% of the outstanding common stock of NCES. (As of August 20, 1999, NovaCare's ownership interest in NCES was reduced to 64% from 67% as a result of NCES's issuance of additional shares to third parties in accordance with certain contractual obligations; NovaCare continues to own 19,400,000 shares of the outstanding NCES Common Stock.) In the event that the stockholders of NovaCare vote in favor of "Proposal 2. Approval of the NCES Sale," NovaCare, pursuant to the Stockholder Agreement, is obligated to tender its NCES Shares to Acquiror and will grant its proxy to Acquiror to vote all of its shares of NCES in favor of the NCES Transaction and the NCES Merger Agreement in any required NCES stockholder vote.

     IT IS IMPORTANT TO NOTE THAT WE ARE SENDING THE ENCLOSED MATERIALS REGARDING THE NCES TRANSACTION FOR YOUR INFORMATION ONLY; THE COMPANY IS NOT ASKING ITS STOCKHOLDERS TO VOTE TO APPROVE THE SPECIFICS OF THE NCES TRANSACTION. PROPOSAL 2, AS SET FORTH IN THE PROXY STATEMENT, SEEKS STOCKHOLDER APPROVAL OF ANY SALE OF THE COMPANY'S INTEREST IN NCES WHICH MEETS CERTAIN CONDITIONS, I.E., THE RECEIPT BY THE COMPANY OF A MINIMUM SALES PRICE AND RECEIPT OF A FAIRNESS OPINION FROM A FINANCIAL ADVISOR WITH RESPECT TO THE CONSIDERATION TO BE RECEIVED BY THE COMPANY IN SUCH A SALE. THE NCES TRANSACTION DESCRIBED HEREIN MEETS THOSE CONDITIONS. (SEE "OPINION OF NOVACARE'S FINANCIAL ADVISOR" BELOW.) IN ADDITION, THE PRO FORMA FINANCIAL INFORMATION CONTAINED IN THE PROXY STATEMENT CONCERNING THE NCES SALE IS CONSISTENT WITH THE ACTUAL PRICE TO BE RECEIVED BY THE COMPANY IN THE NCES TRANSACTION.

     In the event that the stockholders do not adopt Proposal 2 or in the event that the stockholders adopt Proposal 2 and if for any other reason the NCES Transaction is not consummated, the Company will consider its alternatives, including seeking to negotiate a sale with another buyer or distributing the NCES Shares to the Company's stockholders.

CERTAIN PROVISIONS OF THE AGREEMENTS WITH ACQUIROR

     The NCES Merger Agreement requires that Merger Sub shall, within five business days following the date of the NCES Merger Agreement, commence the NCES Offer to acquire any and all NCES Shares at the NCES Offer Price. Subject to there being validly tendered and not withdrawn prior to the expiration of the NCES Offer such number of NCES Shares which, when added to the NCES Shares, if any, beneficially owned by Acquiror or Merger Sub, would satisfy the Minimum Condition and the other conditions set forth in the NCES Merger Agreement (any of which may be waived in whole or in part by Merger Sub in its sole discretion), Merger Sub shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the NCES Offer, accept for payment and pay for the NCES Shares tendered as soon as it is legally permitted to do so under applicable law. The obligations of Merger Sub to commence the NCES Offer and to accept for payment and to pay for any NCES Shares validly tendered on or prior to the expiration of the NCES Offer and not withdrawn are subject only to the conditions set forth in the NCES Merger Agreement. The NCES Offer shall be made by means of an offer to purchase containing the terms set forth in the NCES Merger Agreement, the Minimum Condition and the conditions set forth in Annex A to the NCES Merger Agreement. Merger Sub may, without the consent of NCES, (A) extend the NCES Offer, if at the initial scheduled or any extended expiration date of the NCES Offer any of the conditions of the NCES Offer shall not be satisfied or waived, until such time as such conditions are satisfied or waived,
(B) extend the NCES

Offer for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission or the staff thereof applicable to the NCES Offer, (C) extend the NCES Offer for up to ten business days if there have not been validly tendered and not withdrawn prior to the expiration of the NCES Offer such number of NCES Shares that, together with NCES Shares, if any, beneficially owned by Acquiror or Merger Sub, would constitute at least 90% of the fully diluted NCES Shares as of the date of determination, provided that all other conditions to the NCES Offer are satisfied or waived, and (D) extend the NCES Offer for any reason for up to two business days; provided, that no more than three extensions in the aggregate shall be permitted for the reasons set forth in clauses (C) and (D) of this sentence. In addition, the NCES Offer Price may be increased and the NCES Offer may be extended to the extent required by law, in each case without the consent of NCES.

     In addition to the Minimum Condition having been satisfied, the obligations of Acquiror and Merger Sub to accept for payment or pay for any tendered NCES Shares in order to consummate the NCES Offer are subject to certain additional conditions, including, among others, the accuracy of the representations and warranties of NCES contained in the NCES Merger Agreement (except where such inaccuracy would not have a material adverse effect on NCES) and the receipt by Acquiror of a certificate signed by an executive officer of NCES to such effect; there shall not have occurred any general suspension of trading in, or limitation on prices for securities on the New York Stock Exchange, the American Stock Exchange or in the NASDAQ National Market System for a period in excess of three hours or there shall not have occurred any decline in the Dow Jones Industrial Average or the Standard & Poor's 500 Index in excess of 25% measured from the close of business on the date of the NCES Merger Agreement; the Company shall have obtained all consents and approvals from its lenders to the NCES Transaction; and no material adverse change (an "NCES Material Adverse Change") having occurred in the assets, properties, businesses, prospects, results of operations or financial condition of NCES and its subsidiaries, taken as a whole, or in the ability of NCES to consummate the transactions contemplated by the NCES Merger Agreement and the Company shall have obtained and delivered to Acquiror the PROH Guaranty (as hereinafter defined).

     The consummation of the NCES Offer is also subject to the expiration of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable.

     Subject to the terms and conditions of the NCES Merger Agreement, subsequent to the consummation of the NCES Offer, NCES and Merger Sub shall consummate the NCES Merger pursuant to which (a) Merger Sub shall be merged with and into NCES and the separate corporate existence of Merger Sub shall thereupon cease, (b) NCES shall be the successor or surviving corporation in the NCES Merger and shall continue to be governed by the laws of the State of Delaware and (c) the separate corporate existence of NCES with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the NCES Merger.

     In the NCES Merger Agreement, NCES has agreed, among other things, that:
(i) NCES will conduct business only in the ordinary and usual course and (ii) NCES will not, nor will NCES permit its officers, directors, employees, agents and representatives to, initiate, solicit or knowingly encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of any equity securities of, NCES or all or any significant portion of the assets of NCES (an "Alternative Proposal"); provided, however, that the Board of Directors of NCES is not prohibited from
(A) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide Alternative Proposal which would yield to the NCES stockholders greater consideration than the NCES Offer Price, which is not subject to the arrangement of financing and that the Board of Directors of NCES determines, in good faith, represents a financially superior transaction for the stockholders of NCES as compared to the NCES Merger (a "Superior Proposal"), if, and only to the extent that, (1) the Board of Directors of NCES, based upon the advice of outside counsel, determines in good faith that such action is required for the NCES Board to comply with its fiduciary duties to stockholders imposed by law and (2) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, NCES provides notice to Acquiror to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity.

     The NCES Merger Agreement may be terminated (i) at any time by the mutual written consent of NCES, Acquiror and Merger Sub; (ii) by either Acquiror or NCES if the NCES Merger has not been consummated prior to December 31, 1999, provided that the ability to terminate the NCES Merger Agreement on this basis will not be available to any party whose failure to fulfill any obligation under the NCES Merger Agreement caused the failure to consummate the NCES Merger by such date; (iii) by either Acquiror or NCES if any governmental entity shall have taken any action prohibiting or enjoining the transactions contemplated by the NCES Merger Agreement; (iv) if the required approval of the stockholders of the Company is not obtained at the Special Meeting; (v) by NCES if Acquiror or Merger Sub shall have failed to commence the NCES Offer; (vi) at any time by Acquiror if there has been a breach by NCES of any representation or warranty contained in the NCES Merger Agreement which would result in an NCES Material Adverse Change or a material breach of any covenant of NCES which is not curable or, if curable, is not cured within 30 days; (vii) upon the occurrence of certain other events, including the failure to obtain the requisite stockholder approvals or the issuance of any final, nonappealable order, judgment or decree restraining or prohibiting the consummation of the NCES Transaction; and (viii) at any time by Acquiror or Merger Sub if the NCES Board shall have withdrawn, modified or changed in a manner adverse to Acquiror or Merger Sub its approval or recommendation of the NCES Merger Agreement or the NCES Merger or shall have recommended a competing acquisition proposal.

     If the NCES Merger Agreement is terminated pursuant to the terms thereof, the NCES Merger Agreement shall become void and of no effect with no liability on the part of any party thereto, subject to certain exceptions. NCES must pay the Acquiror a fee of $4,500,000 in the event that (a) NCES terminates the NCES Merger Agreement because the NCES Board has withdrawn or modified, in a manner adverse to Acquiror, its approval or recommendation of the NCES Offer or the NCES Merger Agreement in order to permit NCES to enter into a definitive agreement in connection with a Superior Proposal; (b) NCES enters into an agreement which accepts or implements a Superior Proposal; or (c) Acquiror terminates the NCES Merger Agreement because (i) the NCES Board shall have withdrawn, modified or changed in a manner adverse to Acquiror, its approval or recommendation of the NCES Offer or the Merger Agreement or shall have recommended an Alternative Proposal; (ii) NCES shall have executed a letter of intent, agreement in principle or definitive agreement relating to an Alternative Proposal; (iii) the NovaCare Board shall have withdrawn, modified or changed in a manner adverse to Acquiror, its approval of the transactions contemplated by the Stockholder Agreement (as hereinafter defined) or its approval or recommendation of the NCES Sale; (iv) if NovaCare or its wholly owned subsidiary, NC Resources, Inc. ("NC Resources"), shall have breached any of their representations, warranties, covenants or agreements contained in the Stockholder Agreement, which breach cannot be or has not been cured within 30 days; (v) if NovaCare has not received all necessary consents and approvals from its lenders to the NCES Transaction; or (vi) if NCES shall not be removed as a co-indemnitor with respect to the Liberty Bond (as defined in the Stockholder Agreement) in accordance with Section 4.06 of the Stockholder Agreement. NCES must reimburse Acquiror for all of Acquiror's and Merger Sub's reasonable out-of-pocket expenses and fees in the event that (a) Acquiror terminates the NCES Merger Agreement because (i) NCES has notified Acquiror of its decision to furnish information concerning its business, properties or assets to, or shall have negotiated or participated in negotiations or discussions with, an entity, concerning a Superior Proposal; (ii) NCES shall have breached any of its representations, warranties, covenants or other agreements contained in the NCES Merger Agreement or the NCES Option Agreement, which breach would have a material adverse effect on NCES and which cannot be or has not been cured within 30 days; (iii) NCES has not obtained and delivered to Acquiror (x) a guaranty from NovaCare pursuant to which NovaCare shall guaranty (the "PROH Guaranty") to Acquiror the earnings before interest, taxes, depreciation and amortization (EBITDA) to be received by NCES under the Subscriber Services Agreement dated as of July 1, 1999 (the "PROH Contract) by and between NovaCare and NCES, relating to NovaCare's physical therapy and occupational health rehabilitation services ("PROH") business and (y) an irrevocable letter of credit or surety bond from a reputable and financially sound financial institution or insurance company, or such other security, securing the EBITDA payable with respect to the PROH Contract and the EBITDA to be received by NCES under the Subscriber Services Agreement dated as of July 1, 1999 by and between NovaCare and NCES, relating to NovaCare's corporate support services personnel; provided, however that, if within one year NCES shall have executed a letter of intent, agreement in principle or definitive agreement relating to an Alternative Proposal, NCES must pay Acquiror $4,500,000; (iv) if NCES and its subsidiaries have outstanding at any given time indebtedness for borrowed funds in excess of $3,300,000; or (v) if the approval of the NovaCare stockholders shall not have been obtained at the Special Meeting; provided, however that, if within one year NCES shall have executed a letter of intent, agreement in principle or definitive agreement relating to an Alternative Proposal, NCES must pay Acquiror $4,500,000.

     In addition, as a condition to Acquiror and Merger Sub entering into the NCES Merger Agreement, the Company and NC Resources have entered into a Stockholder Agreement dated September 8, 1999 (the "Stockholder Agreement") with Acquiror and Merger Sub pursuant to which NovaCare has agreed, subject to NovaCare stockholder approval of the NCES Transaction, that (i) it shall cause NC Resources to tender the NCES Shares it owns in the NCES Offer; and (ii) it shall cause NC Resources to appoint Acquiror to act as its proxy in respect of all NCES Shares owned by it in order to vote all shares of NCES Common Stock held by it in favor of the NCES Merger and against any Alternative Proposal.

OPINION OF NOVACARE'S FINANCIAL ADVISOR

     Wasserstein Perella & Co., Inc. ("Wasserstein Perella") has acted as financial advisor to NovaCare in connection with the possible sale of NCES. Wasserstein Perella delivered its written opinion to the Board of Directors to the effect that, as of the date of the opinion and based upon and subject to the assumptions and limitations stated in the opinion, the consideration to be received by NovaCare in the NCES Transaction was fair to NovaCare from a financial point of view. Although Wasserstein Perella provided advice to NovaCare and NCES from time to time during the course of the negotiations, NovaCare, NCES and Acquiror determined the amount and form of consideration to be paid in the NCES Transaction through arm's-length negotiations and did not base their determination on any recommendation by Wasserstein Perella.

     THE FULL TEXT OF WASSERSTEIN PERELLA'S WRITTEN OPINION, DATED SEPTEMBER 8, 1999, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY WASSERSTEIN PERELLA, IS ATTACHED TO THIS DOCUMENT AS APPENDIX A. STOCKHOLDERS ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY. WASSERSTEIN PERELLA'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY NOVACARE IN THE NCES TRANSACTION, HAS BEEN PROVIDED TO THE NOVACARE BOARD OF DIRECTORS IN CONNECTION WITH ITS CONSIDERATION OF THE NCES TRANSACTION AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED NCES TRANSACTION OR THE NCES SALE. WASSERSTEIN PERELLA'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF EITHER NOVACARE OR NCES AS TO HOW THE STOCKHOLDER SHOULD VOTE IN RESPECT OF THE NCES MERGER AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THE NCES MERGER AGREEMENT OR THE NCES SALE AND SHOULD NOT BE RELIED UPON BY ANY SUCH STOCKHOLDER AS SUCH. THE SUMMARY OF WASSERSTEIN PERELLA'S OPINION IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED AS APPENDIX A.

     In arriving at its opinion, Wasserstein Perella reviewed, among other information:

     - A draft of the Merger Agreement, dated as of September 8, 1999, and, for purposes of its opinion, assumed that the final form of the Merger Agreement would not differ in any material respect from that draft;

     - Certain publicly available business and financial information relating to NCES for recent years and interim periods;

     - Certain internal financial and operating information, including financial forecasts, analyses, and projections prepared by or on behalf of NCES and provided to Wasserstein Perella for purposes of its analysis;

     - Certain financial and stock market data relating to NCES and similar data for certain other companies, the securities of which are publicly traded, that Wasserstein Perella believed may be relevant or comparable in certain respects to NCES or one or more of its businesses or assets;

     - The financial terms of certain recent acquisitions and business combination transactions in the professional employer organization industry specifically, and in other industries generally, that Wasserstein Perella believed to be reasonably comparable to the NCES Transaction or otherwise relevant to its inquiry; and

     - Other financial studies, analyses, investigations, and information as Wasserstein Perella considered appropriate for purposes of its opinion.

     In addition, Wasserstein Perella met with the management of NCES to review and discuss, among other matters:

     - The business, financial, and operating information, forecasts, analyses, and projections with respect to NCES referred to above; and

     - The business, operations, assets, financial condition, and future prospects of NCES.

     In rendering its opinion, Wasserstein Perella assumed and relied without independent verification upon various matters, including the following:

     - The accuracy and completeness of all of the financial and other information provided to or discussed with Wasserstein Perella or publicly available;

     - The reasonableness and accuracy of the financial projections, forecasts, and analyses provided to or discussed with Wasserstein Perella, and that these financial projections, forecasts, and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the management of NCES; and

     - That the transactions described in the Merger Agreement would be consummated without waiver or modification of any of the material terms or conditions contained therein by any party thereto.

     Wasserstein Perella's analysis and opinion were subject to additional limitations, including the following:

     - Wasserstein Perella expressed no opinion with respect to the projections, forecasts, analyses, and views or the assumptions upon which they are based;

     - Wasserstein Perella did not review any of the books and records of NCES;

     - Wasserstein Perella did not conduct a physical inspection of the properties or facilities of NCES, or obtain or make an independent valuation or appraisal of the assets or liabilities of NCES, and no valuation or appraisal of that type was provided to it; and

     - Wasserstein Perella expressed no opinion as to the potential tax consequences of the NCES Transaction to NovaCare.

     Wasserstein Perella's opinion was necessarily based on economic and market conditions and other circumstances as they existed and could be evaluated by Wasserstein Perella as of the date of its opinion.

     In arriving at its opinion, Wasserstein Perella performed a variety of financial analyses, the material portions of which are summarized below, and considered a number of factors. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances. Therefore, this type of opinion is not readily susceptible to partial analysis or summary description. Furthermore, in arriving at its opinion, Wasserstein Perella did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Wasserstein Perella believes that its analyses must be considered as a whole and that considering any portion of these analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinion.

     In performing its analysis, Wasserstein Perella used in connection with its opinion to the NovaCare Board of Directors dated September 8, 1999, the following three principal valuation methodologies: (1) a selected comparable company trading multiples analysis, (2) a selected comparable transaction multiples analysis and

(3) a discounted cash flow analysis. In applying these valuation methodologies to the particular businesses, operations, and prospects of NCES, and the particular circumstances of the potential transaction, Wasserstein Perella made qualitative judgments as to the significance and the relevance of each analysis. As described above, Wasserstein Perella also made numerous assumptions as to potentially important matters and limited its analyses and opinion.

     As a result of the foregoing, any information set forth in tabular format must be considered as a whole and in the context of the narrative description of the financial analyses, including the assumptions underlying these analyses. Considering the information set forth in a table without considering the full narrative description of the financial analyses, including the assumptions underlying these analyses and limitations on the scope of the analyses, could create a misleading or incomplete view of the process underlying, and conclusions represented by, Wasserstein Perella's opinion.

  Selected Comparable Company Analysis

     Wasserstein Perella compared operating, financial, and stock market data of NCES to corresponding data of the following publicly traded companies in the professional employer organization industry:

     - Administaff, Inc.

     - Employee Solutions, Inc.

     - Staff Leasing, Inc.

     - TEAM America Corporation

     For the selected companies, Wasserstein Perella compared enterprise value (that is, equity market value plus debt less cash (for NCES, cash not used for operations)) as a multiple of latest quarter annualized revenue, earnings before interest, taxes, depreciation, and amortization (commonly referred to as EBITDA), and the number of worksite employees and equity value as a multiple of forward twelve months and forward thirteenth through twenty-fourth months and estimated calendar years 1999 and 2000 earnings per share. In addition, Wasserstein Perella compared the forward twelve months price to earnings ratio as a multiple of estimated earnings growth rates for the selected companies. This analysis indicated the following approximate equity reference ranges for
NCES:

                                               EQUITY REFERENCE RANGES
                                               -----------------------
INSIDE RANGE:
Without any control premium:                   $1.25 to $1.50 per share
Assuming a 30% to 35% control premium:         $1.63 to $2.03 per share

OUTSIDE RANGE:
Without any control premium:                   $1.00 to $1.75 per share
Assuming a 30% to 35% control premium:         $1.30 to $2.36 per share

  Selected Comparable Transactions Analysis

     Using publicly available information, Wasserstein Perella reviewed, among other things, the purchase prices and transaction multiples paid in the following selected merger and acquisition transactions, which were announced between June 1996 and December 1998, in the professional employer organization industry:

ACQUIROR                                             TARGET
--------                                             ------
Paychex, Inc.                           National Business Solutions, Inc.
The Vincam Group, Inc.                  Staff Administrators, Inc.
The Vincam Group, Inc.                  Amstaff, Inc.
The Vincam Group, Inc.                  Staffing Network, Inc.
American Express Company                Administaff, Inc.
Digital Solutions, Inc.                 The Teamstaff Companies, Inc.
Automatic Data Processing, Inc.         The Vincam Group, Inc.

     For each of the selected transactions, Wasserstein Perella compared enterprise value as a multiple of latest twelve months revenue, EBITDA, EBIT, and the number of worksite employees, and equity value as a multiple of latest twelve months and forward twelve months, and forward thirteenth through twenty-fourth months earnings per share. All multiples were based on financial information available at the time of the relevant transaction. Wasserstein Perella applied a range of selected multiples of latest twelve months revenue, EBITDA, EBIT, and earnings per share, forward twelve months earnings per share, and the number of worksite employees derived from the selected transactions to corresponding data of NCES. This analysis indicated an equity reference range for NCES of approximately $1.50 to $2.75 per share.

  Discounted Cash Flow Analysis

     Wasserstein Perella estimated the present value of the stand-alone, after-tax free cash flows that NCES could produce over the second, third, and fourth quarters of fiscal year 2000 and for all of fiscal years 2001 through 2003, using projections provided to Wasserstein Perella by the management of NCES. Ranges of terminal values were estimated using multiples of 2003 EBITDA for NCES of 4.0x to 8.0x. The free cash flow streams and estimated terminal values were then discounted to present value using discount rates ranging from 15.0% to 25.0%. This analysis indicated an implied equity reference range for NCES of approximately $2.09 to $5.86 per share.

  Aggregate Equity Reference Range

     Based on the valuation methodologies described above, Wasserstein Perella derived an aggregate equity reference range for NCES of approximately $1.75 to $2.75 per share, as compared to the consideration to be paid in the NCES Transaction of $2.50.

  General Information

     No company or transaction used in the selected comparable company trading multiples analysis or the selected comparable transaction multiples analysis is identical to NCES or the transactions contemplated by the Merger Agreement. The analyses described above were performed solely as a part of the analytical process utilized by Wasserstein Perella in connection with its analysis of the NCES Transaction and do not purport to be appraisals or to reflect the prices at which a company might actually be sold. In performing its analyses, Wasserstein Perella made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of NCES. Wasserstein Perella's opinion addresses only the fairness from a financial point of view to NovaCare of the consideration to be received by NovaCare pursuant to the NCES Transaction, and Wasserstein Perella's opinion does not address NCES's or NovaCare's respective underlying business decisions to effect the transactions contemplated by the Merger Agreement.

     Wasserstein Perella is an internationally recognized investment banking and advisory firm. Wasserstein Perella, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of its business, it may actively trade the debt and equity securities of NovaCare and NCES for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities. Wasserstein Perella has performed various investment banking services for NovaCare from time to time in the past and has received customary fees for rendering such services, and Wasserstein Perella expects to continue to provide additional financial advisory services to NovaCare for which it will receive customary fees.

     Wasserstein Perella is acting as financial advisor to NovaCare in connection with the proposed NCES Transaction, and NovaCare will pay Wasserstein Perella the following fee for its services: $250,000 upon issuance of Wasserstein Perella's written opinion; and $500,000 upon the closing of the NCES Sale. If the proposed NCES Sale and PROH Sale (as defined in the Proxy Statement) are consummated, it is estimated that Wasserstein Perella will be paid approximately an aggregate of $1,500,000.

     NCES also agreed to reimburse Wasserstein Perella for its travel and other reasonable out-of-pocket expenses (including all fees, disbursements, and other charges of counsel to be retained by Wasserstein Perella, and of other consultants and advisors retained by Wasserstein Perella with NovaCare's consent) related to its engagement and to indemnify Wasserstein Perella against liabilities and expenses in connection with its services, including liabilities under federal securities laws.

LIQUIDATION ANALYSIS AND ESTIMATES

     As set forth under "Proposal 3. Adoption of the Restructuring
Proposal -- Liquidation Analysis and Estimates" in the Proxy Statement, management has estimated the potential realizable values or range of values for its assets, estimated liabilities and estimated cost of liquidation after the Company sells PROH and NCES. Based on the NCES Offer Price of $2.50 per share and assuming that the NCES Transaction is consummated, items (i), (vi) and (vii) of the table on page 31 of the Proxy Statement would be revised as follows:

                                                              ($ IN MILLIONS, EXCEPT
                                                                PER SHARE AMOUNTS)
                                                              -----------------------
 (i) ESTIMATED REALIZABLE VALUE OF
      ASSETS OF THE COMPANY
      Net proceeds from the sale of NCES....................                  $ 46.6
                                                                              ------
      Total estimated assets................................  $725.8     -    $834.8
                                                              -----------------------
 (vi) ESTIMATED NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO
      STOCKHOLDERS..........................................  $111.0     -    $234.6
                                                              -----------------------
(vii) ESTIMATED NET PROCEEDS AVAILABLE FOR DISTRIBUTION PER
      OUTSTANDING COMMON SHARE..............................  $ 1.76     -    $ 3.51
                                                              -----------------------

     IF YOU HAVE NOT YET SUBMITTED YOUR SIGNED PROXY, PLEASE VOTE, DATE, SIGN AND RETURN EITHER THE ENCLOSED PROXY OR THE PROXY PREVIOUSLY DELIVERED TO YOU WITH THE PROXY STATEMENT. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE SPECIAL MEETING.

     This Supplement to Proxy Statement is being mailed to stockholders on or about September 10, 1999.

                                                                      APPENDIX A

                                                               September 8, 1999

Board of Directors
NovaCare, Inc.
1016 West Ninth Avenue
King of Prussia, PA 19406

Members of the Board:

     You have asked us to advise you with respect to the fairness, from a financial point of view, to NovaCare, Inc. ("Stockholder") of the consideration to be received by Stockholder pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement"), by and among Plato Holdings, Inc. ("Parent"), New Plato Acquisition, Inc. ("Sub"), and NovaCare Employee Services, Inc. (the "Company"). The Merger Agreement provides for, among other things, a cash tender offer by Sub to acquire all shares of the issued and outstanding common stock, $0.01 par value per share, of the Company (the "Shares") for $2.50 per share (the "Tender Offer"), and for a subsequent merger of Sub with and into the Company pursuant to which each remaining outstanding Share not purchased in the Tender Offer (other than any Shares that are owned by the Company as treasury stock and any Shares owned by Parent, Sub, or any other wholly owned subsidiary of Parent (collectively, the "Excluded Shares")) will be converted into the right to receive $2.50 in cash (the "Merger" and, together with the Tender Offer, the "Transaction").

     In connection with rendering our opinion, we have reviewed a draft of the Merger Agreement dated September 8, 1999, and for purposes hereof, we have assumed that the final form thereof will not differ in any material respect from the draft provided to us. We have also reviewed and analyzed certain publicly available business and financial information relating to the Company for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, analyses, and projections prepared by or on behalf of the Company and provided to us for purposes of our analysis, and we have met with management of the Company to review and discuss such information and, among other matters, the Company's business, operations, assets, financial condition, and future prospects. We have also reviewed and discussed with Stockholder management its views as to the short term liquidity needs of and capital resources available to Stockholder.

     We have reviewed and considered certain financial and stock market data relating to the Company, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company or one or more of its businesses or assets, and we have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the professional employer organization industry specifically, and in other industries generally, that we believe to be reasonably comparable to the Transaction or otherwise relevant to our inquiry. We have also performed such other financial studies, analyses, and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

     In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any of such information. We have also assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts, and analyses provided to us, and we have assumed that such projections, forecasts, and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's management. We have also considered and taken into account Stockholder management's views as to the short term liquidity needs of and capital resources available to Stockholder. We express no opinion with respect to such projections, forecasts, analyses, and views or the assumptions upon which they are based. In addition, we have not reviewed any of the books and records of the Company, or assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company, and no such independent valuation or appraisal was provided to us. We express no opinion herein as to the potential tax consequences of the Transaction to Stockholder. We also have assumed that the transactions described in the Merger Agreement will be consummated without waiver or modification of any of the material terms or

Board of Directors
NovaCare, Inc.
September 8, 1999
Page  2

conditions contained therein by any party thereto. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof.

     In the ordinary course of our business, we may actively trade the debt and equity securities of Stockholder and the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     We are acting as financial advisor to Stockholder in connection with the proposed Transaction and will receive a fee for our services, which is contingent upon the consummation of the Transaction. In addition, we have performed various investment banking services for Stockholder from time to time in the past and have received customary fees for rendering such services, and we expect to continue to provide additional financial advisory services to Stockholder for which we will receive customary fees.

     Our opinion addresses only the fairness from a financial point of view to Stockholder of the consideration to be received by Stockholder pursuant to the Transaction, and we do not express any views on any other terms of the Transaction. Specifically, our opinion does not address the Company's or Stockholder's respective underlying business decisions to effect the transactions contemplated by the Merger Agreement.

     It is understood that this letter is for the benefit and use of the Board of Directors of Stockholder in its consideration of the Transaction and, except for inclusion in its entirety in any proxy statement required to be circulated to shareholders of Stockholder relating to the Transaction or in any filing required to be made with the Securities and Exchange Commission as an exhibit to a report under the Securities Exchange Act of 1934, as amended, may not be quoted, referred to, or reproduced at any time or in any manner without our prior written consent. This opinion does not constitute a recommendation to any shareholder of either Stockholder or the Company as to how any such shareholder should vote with respect to either the Transaction or the NCES Sale as defined in the NovaCare, Inc. proxy statement dated August 13, 1999 and should not be relied upon by any such shareholder as such.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof, the $2.50 per Share cash consideration to be received by Stockholder pursuant to the Transaction is fair to Stockholder from a financial point of view.

                                          Sincerely,

                                          WASSERSTEIN PERELLA & CO., INC.

                                [NOVACARE LOGO]

                                                   King of Prussia, Pennsylvania
                                                              September 10, 1999

To the Participants in the NovaCare
1986 Stock Option Plan, the NovaCare 1998 Stock Option Plan and Related Plans:

     In connection with the Special Meeting of Stockholders of NovaCare, Inc. (the "Company") to be held on September 21, 1999, the Company previously sent to you a copy of the Proxy Statement, dated August 13, 1999. Attached hereto is the Supplement to Proxy Statement, dated September 10, 1999, being mailed today to shareholders of record as of July 30, 1999.

     Although holders of options to purchase NovaCare common stock under the NovaCare 1986 Stock Option Plan, the NovaCare 1998 Stock Option Plan and related plans are not entitled to vote at the Special Meeting with respect to such options, pursuant to the rules of the Securities and Exchange Commission, NovaCare is required to deliver to such holders the enclosed materials, which are provided herewith for your review and information.

                                [NOVACARE LOGO]

                                                   King of Prussia, Pennsylvania
                                                              September 10, 1999

To the Participants in the NovaCare, Inc.
401(k) Retirement Savings Plan:

     In connection with the Special Meeting of Stockholders of NovaCare, Inc. (the "Company") to be held on September 21, 1999, the Company previously sent to you a copy of the Proxy Statement, dated August 13, 1999. Attached hereto is the Supplement to Proxy Statement, dated September 10, 1999, being mailed today to shareholders of record as of July 30, 1999, along with an instruction card.

     If you have already completed an instruction card with respect to the Special Meeting, but wish to change your vote, please execute and return the accompanying instruction card in the enclosed envelope. Delivery of the enclosed instruction card will have the effect of revoking any instruction card bearing an earlier date. If you previously returned your signed instruction card and do not wish to change your vote, you need not take any further action. If you have not yet submitted your signed instruction card, please vote, date, sign and return either the enclosed instruction card or the instruction card previously delivered to you with the Proxy Statement. It is important that your shares be represented and voted at the Special Meeting.